Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick	Catherine E. Lawler
Executive Vice President	Investor Relations
(847) 382-1000	(773) 478-0631

CTI Industries Corporation
First Quarter 2010 Financial Results

CTI Reports Substantial Increases in
Sales and Profits

FOR IMMEDIATE RELEASE
Friday, April 30, 2010

BARRINGTON, IL, April 30, 2010 -- CTI Industries Corporation (CTIB; NASDAQ Capital Market), a manufacturer and marketer of flexible packaging and storage products, laminated films and novelty balloons, today announced its results of operations for the first quarter of 2010.

Consolidated net sales for the first quarter of 2010 were $12,411,000 compared to consolidated net sales of $9,603,000 for the first quarter of 2009, representing an increase of over 29%.  The Company earned net income of $599,000 or $0.22 per share (basic) and $0.21 per share (diluted) for the first quarter of 2010 which is more than six times net income of $93,000 or $0.03 per share (basic and diluted) for the first quarter of 2009.

The Company will host a conference call to discuss first quarter results with investors.  The conference call will be held on April 30, 2010 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).  The dial-in telephone number for the call is 800-829-2707.  The participant passcode is 5469991.  A replay of the call will be available from April 30, 2010 through May 30, 2010 by dialing 888-203-1112.  The replay passcode is 5469991.

Key Factors and Trends

First quarter 2010 results reflected strong sales in both the novelty balloon and pouch product lines.

Sales of pouch products were up 208% from $986,000 in the first quarter 2009 to $3,041,000 in the first quarter of 2010.  Most of this increase was a reflection of strong continuing sales of zippered vacuumable pouches to a principal customer.  Sales of CTI’s proprietary ZipVac™ line of vacuumable pouches also increased.

Novelty product revenues were up 18.6%, from $6,580,000 in the first quarter of 2009 to $7,804,000 in the first quarter of 2010.  Sales of laminated films showed a modest decline from $1,876,000 in the first quarter of 2009 to $1,367,000 in the first quarter of 2010.

Gross margins increased to 24.5% in the first quarter of 2010 compared to 21.5% for the first quarter of 2009.  This increase is the result of (i) increased production and sales volume during the first quarter of 2010 resulting in lower unit cost than in the same period of 2009 and (ii) a change in the mix of products sold to certain novelty and pouch products having a higher margin.

Bank Financing

On April 29, 2010, the Company entered into a Credit Agreement with Harris N.A. (the “Bank”) under which the Bank agreed to extend to the Company a credit facility in the aggregate amount of $14,417,000.  The facility includes a Revolving Credit of up to $9,000,000, an Equipment Loan of up to $2,500,000, a Mortgage Loan of $2,333,350 and a Term Loan of $583,333.  The maturity date on the loans is April 29, 2013.  Closing of the Agreement and the loan transactions provided for in the Agreement is anticipated to be concluded on April 30, 2010.  Proceeds of the loans will be utilized for the repayment of all outstanding loan and capital lease obligations of the Company to RBS Citizens N.A. and RBS Asset Finance in the aggregate amount of approximately $11,000,000, and for working capital purposes and for the purchase of capital equipment.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.  These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions.  Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission.  More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

  – FINANCIAL HIGHLIGHTS FOLLOW –

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31, 2010	December 31, 2009

Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$678,517	$870,446
Accounts receivable, net	8,694,793	7,320,181
Inventories, net	10,124,880	9,643,914
Other current assets	1,304,642	1,313,881
Total current assets	20,802,832	19,148,422

Property, plant and equipment, net	9,231,630	9,533,411
Other assets	1,790,315	1,713,476

Total Assets	$31,824,777	$30,395,309

Liabilities & Equity
Total current liabilities	$18,414,732	$16,734,520
Long term debt, less current maturities	3,641,674	4,881,568
Stockholders' equity	9,711,245	8,762,663
Noncontrolling interest	57,126	16,558

Total Liabilities & Equity	$31,824,777	$30,395,309

Consolidated Statements of Operations

	Three Months Ended March 31
	2010	2009
	(Unaudited)	(Unaudited)

Net sales	$12,410,766	$9,603,422
Cost of sales	9,366,194	7,536,919

Gross profit	3,044,572	2,066,503

Operating expenses	2,084,516	1,604,755

Income from operations.	960,056	461,748

Other Expense:
Net Interest expense	(244,073)	(295,551)
Other	(13,223)	(21,598)

Income before taxes	702,760	144,599

Income tax expense	116,359	50,158

Net Income	586,401	94,441

Less: Net income (loss) attributable to noncontrolling interest	(12,443)	1,234

Net income attributable to CTI Industries Corporation	$598,844	$93,207

Income applicable to common shares	$598,844	$93,207

Basic income per common share	$0.22	$0.03

Diluted income per common share	$0.21	$0.03

Weighted average number of shares and equivalent shares
of common stock outstanding:
Basic	2,769,002	2,808,720

Diluted	2,793,863	2,825,482